Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cass Information Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-188504, 333-181772, and 333-143411) on Form S-8 of Cass Information Systems, Inc. of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Cass Information Systems, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Cass Information Systems, Inc.

/s/ KPMG LLP

St. Louis, Missouri
March 1, 2019

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